Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LHC Group, Inc.:
We consent to the use of our reports dated March 11, 2015, with respect to the consolidated balance sheets of LHC Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference of our firm under the heading “Experts” in the Registration Statement.
Our report dated March 11, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states LHC Group, Inc. acquired Deaconess on April 1, 2014, and management excluded from its assessment of the effectiveness of LHC Group, Inc.'s internal control over financial reporting as of December 31, 2014, Deaconess' internal control over financial reporting associated with 2% of total assets and 7% of total revenues included in the consolidated financial statements of LHC Group, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of LHC Group, Inc. also excluded an evaluation of the internal control over financial reporting of Deaconess.

/s/ KPMG LLP
Baton Rouge, Louisiana
October 23, 2015